United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 21, 2015

PSM Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54988	90-0332127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Mosteller Drive, Oklahoma City, OK	73112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (575) 624-4170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02	Termination of a Material Definitive Agreement.

The disclosure set forth in Item 5.02 of this Current Report on Form 8-K is incorporated by reference in this Item 1.02.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 23, 2015, PSM Holdings, Inc., a Delaware corporation (the “Company”) failed to make mandatory dividend payments in the aggregate totaling $137,633 to the holders of Series A, B, C, D, and E Preferred Stock (the “Preferred Stock”). The Company did not have the cash available to pay the dividends as it has elected to allocate current cash flow to the on-boarding of new offices. On October 15, 2014, the Company also failed to make mandatory dividend payments in the aggregate totaling $133,500 to the holders of Series A, B, C, and D Preferred Stock.

Under the Certificates of Designation for the Series A, B, C, and D Preferred Stock, any unpaid dividends will accrue and the non-payment of dividends for two quarters constitutes an event of default. A one-time five business day cure period is allowed for the second non-payment. Under the Certificate of Designation for the Series E Preferred stock, an event of default is triggered by the occurrence of an event of default under the Certificates of Designation for the Series A, B, C, and D Preferred Stock.

This is the second quarter the Company has failed to make dividend payments to the holders of Series A, B, C, and D Preferred Stock and the five business day cure period has passed; this constitutes an event of default under the Certificates of Designation for the Preferred Stock. After the occurrence of an event of default, the preferred dividend automatically, as of January 23, 2015, increased to a rate per annum of 20% of the Stated Value (as defined in the Certificates of Designation for the Preferred Stock), payable in cash on a monthly basis on the 15th day of each month until the event of default is cured, upon which the preferred dividend will return to a rate of 6% per annum of the Stated Value.

Item 5.01	Changes in Control of Registrant.

The disclosure set forth in Item 2.04 of this Current Report on Form 8-K is incorporated by reference in this Item 5.01.

Under the Certificates of Designation for the Series A, C, and E Preferred Stock (the “Preferred Holders”), if an event of default occurs, the Preferred Holders, voting together as a separate class, have the right to increase the number of directors of the Company to seven persons and then have the right to elect or appoint, remove and re-appoint four directors of the Company. Directors appointed by the Preferred Holders may only be removed by the holders of a majority of the Preferred Holders voting jointly.

Michael Margolies, a director of the Company, controls the Preferred Holders and has the power to cause the increase in the number of directors and to appoint persons who would represent a majority of the board.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On January 21, 2015, Jeffrey R. Smith resigned from his positions as Chairman, Executive Vice President, and director of the Company. Mr. Smith also resigned from his positions as President, Chief Executive Officer, and director of our operating subsidiary, PrimeSource Mortgage, Inc., a Delaware corporation. In connection with Mr. Smith’s resignation, there were no disagreements with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Smith’s resignation, pursuant to the Employment Agreement dated January 1, 2014, as amended, between the Company and Mr. Smith (the “Employment Agreement”), the Employment Agreement was not renewed past January 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSM Holdings, Inc.

Date: January 23, 2015	By	/s/ Kevin Gadawski
Kevin Gadawski, President

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